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                                                                    EXHIBIT 24.2

INDEPENDENT AUDITORS' CONSENT
-----------------------------


We consent to the incorporation by reference in Registration Statement Nos. 33-14969 and 33-78128 each on Form S-8 of our report dated January 30, 1998 (which expresses an exception relating to the Company's accounting for certain spare and repair parts inventories and includes an explanatory paragraph relating to recurring losses from operations and liquidity problems which raise substantial doubt about the Company's ability to continue as a going concern) appearing in this Annual Report on Form 10-K of Datametrics Corporation for the fiscal year ended October 26, 1997.


/s/ Deloitte & Touche LLP

Jericho, New York
February 5, 1998